Exhibit 99.1

Zoned Properties Diversifies Investment Portfolio with Acquisition of Direct to

Consumer Retail Investment Property in Illinois for $1.6 Million Leased to Justice Cannabis Co.’s BLOC Dispensaries

Absolute-Net Lease in Place and Produces Strong 16.5% Cap Rate over the Life of the Lease Term

SCOTTSDALE, Ariz., January 22, 2024 /AccessWire/ -- Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a leading real estate development firm for emerging and highly regulated industries, including legalized cannabis, today announced that the Company has acquired an investment property in Chicago, Illinois (the “Investment Property”) and entered into a long-term, absolute-net lease agreement with Justice Cannabis Co.’s BLOC Dispensaries to operate a Retail Dispensary.

“This investment significantly enhances our property investment portfolio and rental revenue base, and diversifies our tenant roster. We have partnered with a best-in-class cannabis operator, which underscores the highest and best use of this premier retail location. Illinois is home to one of the most exciting, emerging cannabis markets in the nation with strong consumer brands and growing consumer demand. Driven by robust consumer brands and escalating demand, Illinois’ market has reached new heights with the Department of Financial and Professional Regulation (IDFPR) reporting a surge in retail activity, including the launch of 28 new dispensaries and total dispensary sales eclipsing the $1.5 billion mark in FY23. We are poised to play a pivotal role in the commercial real estate landscape of the cannabis sector and this partnership aligns with the Company’s mission to innovate within the real estate development sector, driving growth and delivering value to shareholders,” commented Bryan McLaren, Chief Executive Officer of Zoned Properties. “The collaboration with Justice Cannabis Co.’s BLOC Dispensaries is a testament to our strategic vision and we look forward to expanding our relationship with their executive team.”

Transaction Highlights

●	Zoned Properties has acquired a premier Investment Property in Chicago, Illinois that has been entitled and permitted as a cannabis retail dispensary.

●	The Investment Property was acquired for approximately $1.6 million, including all closing costs and fees. The transaction also includes a commitment from the tenant’s operating partner of up to $1 million for renovation and construction improvements.

●	The Investment Property is leased to Justice Cannabis Co.’s BLOC Dispensaries under a long-term, absolute-net lease agreement, which will produce an approximate 16.5% Cap Rate when straight-lined over the 15-year term of the lease agreement. The lease includes 3% annual increases in base rent over the life of the lease term, yielding approximately $265,000 in annual base rental revenue when straight-lined over the life of the lease term.

Market Highlights

●	Illinois’ cannabis market is becoming one of the strongest in the nation. In 2023, the state saw over $1.5 billion in overall dispensary sales and is expected to see continued growth in 2024.

●	Chicago, Illinois is in the BLS-5 Region for cannabis retail locations, one of the most in-demand market regions in Illinois.

●	The Investment Property is located in a prime retail area, situated approximately 1.5 miles from the iconic Chicago White Sox stadium and is surrounded by several major highways.

About Justice Cannabis Co. & BLOC Dispensaries

Justice Cannabis Co. (formerly known as Justice Grown), has been a steady force in the U.S. cannabis industry for over 7 years and has garnered attention for all the right reasons. They are a full-service, vertical cannabis business. They cultivate, manufacture and distribute high quality cannabis products to a variety of customers, and patients across the United States. Founded on the premise of ‘cannabis made good, that does good to make you feel good,’ the Justice team has a long-standing and impressive reputation for their social justice commitments, quality products, unique dispensaries and a modern approach to service. Through its retail brand, Bloc, Justice Cannabis Co. offers products and dispensary experiences thoughtfully developed to aid in the daily journey of feeling better. With an expertly curated collection, and an attainable price point, Justice Cannabis Co. continues to garner attention for its growing community of loyal customers.

Justice Cannabis Co. holds multiple licenses across 8 states: California, Illinois, Pennsylvania, Massachusetts, New Jersey, Michigan, Missouri, and Utah. With over 100 years of combined cannabis experience on the executive team, Justice Cannabis Co. is composed of experienced cannabis professionals and alumni from some of the cannabis industry’s most influential and impactful brands. For more information, visit www.justicecannabisco.com.

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties is a specialized real estate development firm for emerging and highly regulated industries, including regulated cannabis. The Company is redefining the approach to commercial real estate investment through its integrated growth services.

Headquartered in Scottsdale, Arizona, Zoned Properties has developed a full spectrum of integrated growth services to support its real estate development model; the Company’s Property Technology, Advisory Services, Commercial Brokerage, and Investment Portfolio collectively cross-pollinate within the model to drive project value associated with complex real estate projects. With national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties is addressing the specific needs of a modern market in highly regulated industries.

Zoned Properties does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended (the “CSA”). Zoned Properties’ corporate headquarters is located at 8360 E. Raintree Dr., Suite 230, Scottsdale, Arizona. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

Twitter: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com